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CARPENTER TECHNOLOGY CORPORATION ANNOUNCES

NEW CHIEF FINANCIAL OFFICER

Wyomissing, Pa., (July 5, 2006) - Carpenter Technology Corporation (NYSE:CRS) announced today that M. David Kornblatt, has joined Carpenter as Senior Vice President – Finance and Chief Financial Officer, effective July 5, 2006.

Kornblatt, 46, most recently served as Vice President and Chief Financial Officer at York International, prior to its acquisition by Johnson Controls in December 2005.  York International is a global manufacturer of heating, air conditioning and refrigeration products.   At York International, Kornblatt had responsibility for audit, corporate accounting, financial planning and analysis, information technology, investor relations, tax, and treasury.  Prior to joining York International, Kornblatt was the Director of Taxes-Europe for The Gillette Company in London, England.

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Page 2 / Carpenter Technology Announces New Chief Financial Officer

Kornblatt, a Certified Public Accountant, holds a bachelor’s degree in accounting from Drexel University.

Carpenter said that Terrence E. Geremski, currently Senior Vice President – Finance and Chief Financial Officer at the company, would retire August 1, 2006, as previously announced.  Effective July 5, Geremski will serve as Senior Vice President, reporting to Robert J. Torcolini, Chairman, President and Chief Executive Officer.

Carpenter Technology, based in Wyomissing, Pa, produces and distributes specialty alloys, including stainless steels, titanium alloys, superalloys, and various engineered products.  Information about Carpenter Technology can be found on the Internet at www.cartech.com

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